Exhibit 99.08

Pazoo Moves To More Expansive Office Due To Corporate Growth

Cedar Knolls, NJ, January 15, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to report that corporate growth and expansion has necessitated a move of corporate headquarters from Cedar Knolls New Jersey to a much more expansive location in Whippany New Jersey.  This expansion is driven by the new personnel brought on to drive organic traffic to the website and to provide a more expansive health and wellness website with fresh content. Pazoo is expanding its corporate headquarters due to the incredible increase in its website visitors and in turn, their demand for new and fresh health and wellness content on a daily basis.

Additional personnel will be brought in to support and expand the number of professional writers, bloggers, search engine optimization (SEO) people, and social media people Pazoo has already brought on.  In addition to this new expansive corporate headquarters in Whippany New Jersey Pazoo, through its partnership with iBuild, has numerous individuals working and supporting the Pazoo business model and website in mid-town Manhattan, New York.  This expansion will now set Pazoo up to accelerate its growth through the end of the first quarter and moving forward.  Pazoo, Inc will move into the new corporate headquarters on or before February 15, 2014.

Pazoo CEO David Cunic commented saying, “this is a very exciting time for the company. With the new expansive corporate headquarters and the hiring of additional people we really expect to see a much more expansive website with dramatic increases in web traffic.  We have now put ourselves in a position for Pazoo to reach break even or even profitability in the near future.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: January 15, 2014